UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2011

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective February 15, 2011, the Company appointed Russell Skibsted, age 51, as its as Senior Vice President, Chief Financial Officer and Secretary.

Mr. Skibsted is a seasoned executive with over 25 years of experience in finance, acquisitions, partnering, marketing and operations with companies ranging from start-ups to a Fortune 5. He has significant private equity, public market, operations and transaction experience with both public and private companies. From May 2006 to September 2009, Mr. Skibsted was Senior Vice President and Chief Business Officer of Spectrum Pharmaceuticals (NASDAQ: SPPI), where he led global strategy, mergers and acquisitions, licensing, fund-raising and investor and public relations. At Spectrum, Mr. Skibsted completed a significant partnership and an asset sale generating over $62 million in non-dilutive funding to the company in 2008. From October 2004 to January 2006, Mr. Skibsted was Chief Financial Officer at Talon Therapeutics, Inc. (OTC: TLON) (formerly Hana Biosciences, Inc.), where he led the process of bringing the company public and completed two financings. Prior to that time, from May 2000 to July 2004, Mr. Skibsted was Partner and Chief Financial Officer of Asset Management Company, a venture capital firm, where he oversaw the financial and administrative functions, public and private portfolios and aviation operations.  Mr. Skibsted holds a BA in Economics from Claremont McKenna College and an MBA from Stanford University.

Pursuant to Mr. Skibsted’s offer letter agreement with the Company, dated September 1, 2010 (the “Offer Letter”), the Company offered Mr. Skibsted full-time employment as its Senior Vice President, Chief Financial Officer and Secretary commencing upon the announcement of a contract for the development of AEOL 10150 as a medical countermeasure with the Biomedical Advanced Research and Development Authority (“BARDA”). On February 15, 2011, the Company announced a contract with BARDA for the development of AEOL 10150 (the “BARDA Contract”) and concurrently appointed Mr. Skibsted to the position of Senior Vice President, Chief Financial Officer and Secretary in accordance with the terms of the Offer Letter.  The Offer Letter provides that Mr. Skibsted will be entitled to a monthly salary of $20,833.33 and that Mr. Skibsted will be entitled to participate in all of the Company’s current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria and the other terms and conditions of such plans and programs.  In addition, pursuant to the Offer Letter, Mr. Skibsted was granted a stock option to purchase 360,000 shares of the Company’s common stock under the Company’s 2004 Stock Option Plan. The stock option has an exercise price of $0.60 per share, the closing stock price on the date of grant, and will vest at a rate of 30,000 shares per month over a period of twelve months from the date of grant.

For the period from September 1, 2010 through immediately prior to the Company’s announcement of the BARDA Contract, Mr. Skibsted had been providing consulting services to the Company pursuant to a Consulting Agreement, dated as of September 1, 2010, between the Company and Mr. Skibsted (the “Consulting Agreement”).  Pursuant to the Consulting Agreement, Mr. Skibsted received a monthly consulting fee of $15,000 per month.  The Consulting Agreement was terminated on February 15, 2011 concurrent with the Company’s appointment of Mr. Skibsted as its Senior Vice President, Chief Financial Officer and Secretary pursuant to the Offer Letter.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On February 15, 2011, the Company issued a press release announcing the appointment of Mr. Skibsted as the Company’s Senior Vice President, Chief Financial Officer and Secretary, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit #	Description
10.1	Offer Letter, dated September 1, 2010 between Aeolus Pharmaceuticals, Inc. and Russell Skibsted.
99.1	Press Release dated February 15, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2011	AEOLUS PHARMACEUTICALS, INC.

/s/ John L. McManus
John L. McManus
President and Chief Executive Officer